Exhibit 10.3

AMENDMENT TO ANWORTH MORTGAGE ASSET CORPORATION
CHANGE IN CONTROL AND ARBITRATION AGREEMENT

This Amendment to Anworth Mortgage Asset Corporation Change in Control and Arbitration Agreement (this “Amendment”), is made by and between Anworth Mortgage Asset Corporation, a Maryland corporation (the “Company”), and Charles J. Siegel (“Employee”), in connection with that certain Anworth Mortgage Asset Corporation Change in Control and Arbitration Agreement by and between the Company and Employee, dated June 27, 2006 (collectively, the "Master Agreement"), with reference to the following recitals:

A.           The Company has entered into that certain Management Agreement by and between the Company and Anworth Management, LLC, dated as of December 31, 2011 (the “Management Agreement”), effective on December 31, 2011 (the “Effective Date”), subject to approval of the Company’s stockholders.

B.           Subject to stockholder approval of the Management Agreement, from and after the Effective Date, Employee will no longer be employed by the Company and will become an employee of the “Manager” (as defined in the Management Agreement).

C.           The Company and Employee desire to amend the Master Agreement effective as of the Effective Date in accordance with the terms of this Amendment.

NOW, THEREFORE, FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the Company and Employee agree as follows:

10.           Effective Date.  This Amendment shall be effective on the Effective Date.

11.           Change in Control Benefits.  Section 1 of the Master Agreement is hereby amended and restated as follows:

1.           Change in Control Benefits.  In the event that a Change in Control (as defined on Annex A and made a part hereof) occurs, then the Company shall pay to Employee a lump sum amount (the “Additional Amount”) equal to (i) twelve (12) months annual base salary in effect on December 31, 2011, plus (ii) the average annual incentive compensation received by the Employee for the two complete fiscal years (or such lesser number of years as the employee has been employed by the Company) of the Company ending December 31, 2011, plus (iii) the average annual bonus received by the Employee for the two complete fiscal years (or such lesser number of years as the employee has been employed by the Company) of the Company ending December 31, 2011.  The Additional Amount shall be paid upon the date that the Change in Control occurs.

12.           Welfare Benefits.  Section 2(a) of the Master Agreement is hereby amended and restated as follows:

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2.           Welfare Benefits.

(a)           If Employee’s employment with the Manager terminates and the Management Agreement is terminated during the twelve (12) month period immediately following a Change in Control, the Company shall provide to Employee (and his spouse and other qualified dependents) all Welfare Benefits that Manager provided to Employee (and his spouse and qualified dependents) immediately prior to the Change in Control for a period of twelve (12) months following Employee’s termination of employment with the Manager.  Should the continuation of any Welfare Benefits to be provided to Employee hereunder following the termination of the Employee’s employment be unavailable under the Manager’s benefit plans for any reason, the Company shall reimburse Employee his cost of obtaining such benefits under substantially similar plans from similar third-party providers.

13.           Other Employee Benefits.  Section 4 of the Master Agreement is hereby amended and restated as follows:

4.           Other Employee Benefits.  The benefits provided to Employee hereunder shall not be affected by or reduced because of any other benefits (including, but not limited to, salary, bonus, pension, stock option or restricted stock plan) to which Employee may be entitled by reason of his employment with the Company or Manager or the termination of his employment with the Company or Manager, and no other such benefit by reason of such employment shall be so affected or reduced because of the benefits bestowed by this Agreement.

14.           No Right to Continued Employment.  Section 10 of the Master Agreement is hereby amended and restated as follows:

10.           No Right to Continued Employment.  This Agreement does not constitute a contract of employment, does not change the status of the Employee’s employment and does not change the Company’s or Manager’s policies regarding termination of employment.  Nothing in this Agreement shall be deemed to give Employee the right to be retained in the service of the Company or Manager or to deny the Company or Manager any right it may have to discharge or demote him at any time; provided, however, that any termination of employment of Employee, or any removal of Employee as an employee or officer of the Company or Manager primarily in contemplation of a Change in Control shall not be effective to deny Employee the benefits of this Agreement, including without limitation, Sections 2, 3 and 4 hereof.  No provision of this Agreement shall in any way limit, restrict or prohibit Employee’s right to terminate employment with the Company or Manager.

15.           Non-Impairment.  Except as expressly modified herein, the Master Agreement shall continue in full force and effect, and the parties hereby ratify and reaffirm the Master Agreement as modified herein.

16.           Defined Terms.  All capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning given to such terms in the Master Agreement.

17.           Inconsistencies.  In the event of any inconsistency, ambiguity or conflict between the terms and provisions of this Amendment and the terms and provisions of the Master Agreement, the terms and provisions of this Amendment shall control.

18.           Counterparts.  This Amendment may be executed in any number of counterparts, each of which when executed will be deemed an original and all of which, taken together, will be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the Effective Date.

Company:

ANWORTH MORTGAGE ASSET CORPORATION,
a Maryland corporation

By:	/s/ Lloyd McAdams
Print Name:	Lloyd McAdams
Its:	Chief Executive Officer

Employee:

/s/ Charles J. Siegel
CHARLES J. SIEGEL

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